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                                                                    EXHIBIT 12.1

                             ROPER INDUSTRIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            Year        Nine        Nine
                                                                                            Ended       months      months
                                                                                           December     ended       ended
                                                                                             31,      September   September
                                                    Fiscal Year Ended October 31,            (1)          30,         30,
                                          ----------------------------------------------  ----------  ----------  ----------
                                             1999        2000        2001        2002        2003        2003        2004
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ratio of Earnings to Fixed Charges               8.4         5.7         5.7         5.4         4.3         5.2         5.1
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

Earnings Computation:
  Income from continuing
  operations before income taxes          $   72,566  $   76,386  $   88,865  $   96,327  $   66,290  $   65,948  $   98,052

  Add:  Fixed Charges (2)                      9,766      16,313      19,017      22,076      20,254      15,555      24,116

                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Equals:  Earnings as defined            $   82,332  $   92,699  $  107,882  $  118,403  $   86,544  $   81,503  $  122,168
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========


(2)  Fixed Charges Computation:

Interest expense and
  amortization of debt
  issuance costs                          $    7,254  $   13,483  $   15,917  $   18,506  $   16,384  $   12,653  $   21,066

Add:  Estimated interest
  portion of rental expense
  charged to income
  (one-third of rent expense)                  2,512       2,830       3,100       3,570       3,870       2,902       3,050

                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Equals:  Fixed Charges as defined         $    9,766  $   16,313  $   19,017  $   22,076  $   20,254  $   15,555  $   24,116
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

(1) On August 20, 2003, the Board of Directors of the Company approved a change in the date of the Company's year end from October 31 to December 31.